Exhibit 99.1

L&L International Holdings Closes Institutionally Led Financing and Reaffirms Guidance

On 6:00 am EDT, Friday October 9, 2009

SEATTLE, Oct. 9 /PRNewswire-FirstCall/ -- L&L International Holdings, Inc. (OTC Bulletin Board: LLFH - News; "L&L" or the "Company"), a U.S.-based company operating coal businesses in China, today announced that the Company has closed on institutionally led financing of approximately $5.3 million and reaffirms guidance for the pro forma revenues estimated to be $108 million and $0.94 per share in earnings for fiscal year ended April 30, 2010 on GAAP basis. Laidlaw & Company (UK) Ltd. acted as an exclusive placement agent for the transaction.

The Company expects to use the funds to further expand the business through accretive acquisitions that are being contemplated. The Company reaffirms guidance previously disclosed in its Form 8-K filed with the SEC on September 10, 2009, and states it continues to expect annual revenue of $108 million, a year-over-year increase of approximately 164% from its last fiscal 2009 revenue of $40.9 million. Projected net income per share for the fiscal 2010 is approx. $0.94 on GAAP basis.

"We are very pleased on the completion of approximately $5.3 million in institutional financing, underwritten by Laidlaw & Co (UK) Ltd. The funding is one of the steps of expanding our profitable coal operations via accretive acquisitions that are being contemplated," said Dickson Lee, Chairman and Chief Executive Officer of L&L. "Looking to become a major coal player in China, we are working diligently with energy partners, using L&L's in-country knowledge and existing profitable platform to leverage on the vast US coal reserves to feed China's growing demand. Thus, we expect revenues and earnings to increase substantially in fiscal 2010."

The Company has successfully expanded its coal network in China in the past. In July 2009, L&L acquired a 65% interest in Hon Shen Coal washing plants, and built its own coal washing facility; thus starting its vertical integration of coal business in China. Recently, the Company submitted an application to establish a new subsidiary in Guangzhou of Guangdong Province, one of the richest regions in China. This will expand L&L coal operations into the Pearl River Delta area. In addition, the Company is pursuing the acquisition of the Hon Shen coking operations and negotiating the acquisition of Ping Yi Coal Mine.

L&L will report financial results for the second quarter of fiscal 2010 in mid December 2009.

About L&L International Holdings

Founded in 1995 and headquartered in Seattle, Washington, L&L serves the vast energy market in China. For more information, please visit Company's website at http://www.lnlinternational.com.

Forward-Looking Statements

The statements contained in this document that are not statements of historical fact, including but not limited to, statements using terms such as "anticipate," "estimate," "expect", "plan," and other expressions, including statements related to market trends and Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated due to numerous factors identified in SEC filings made by the Company. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Investor Relations: RedChip Companies, Inc. Dave Gentry (800) 733-2447, Ext. 104 info@redchip.com